Exhibit 99.1

Myomo Reports Preliminary Fourth Quarter and Full Year 2019 Results

CAMBRIDGE, MA., February 6, 2020 – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper limb paralysis, today announced preliminary financial and operational results for the fourth quarter and fiscal year ended December 31, 2019.

Key Preliminary Results for Q4 and 2019

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Revenue for the fourth quarter is expected to be in a range of $1.4M-$1.5M, representing an increase of between 57% and 69% over the prior year fourth quarter revenue of approximately $890,000 and compared to third quarter revenue of approximately $607,000. For the full year, revenue is expected to be in the range of $3.7M-$3.8M, an increase of between 52% and 55% compared to the prior year’s revenue of approximately $2.4M.

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The Company’s reimbursement pipeline grew to 594 MyoPro units at December 31, 2019, including 193 new additions to the pipeline during the fourth quarter resulting from the Company’s digital marketing activity and larger distributor base in Europe. The number of MyoPro units in the reimbursement pipeline at the end of the third quarter 2019 was 528.

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As of December 31, 2019, we had 331 direct billing candidates, accounting for 56%, of the MyoPro pipeline, with 81% of the new candidates entering the pipeline in the fourth quarter to be billed directly to the payers by Myomo.

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As of December 31, 2019, the backlog of authorized MyoPro units in the process of being delivered and awaiting insurance payments stood at 53 units, reflecting a higher number of revenue units in the fourth quarter compared to each of the prior three quarters of 2019.

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Cash on hand as of December 31, 2019 was approximately $4.5M. Cash burn in the fourth quarter was approximately $2.7M. Cash burn in the fourth quarter was affected by advance payments made to a subcontracted manufacturing partner for subassemblies needed to fulfill expected orders in calendar year 2020.

This financial data as of and for the quarter and year ended December 31, 2019 is preliminary and may change, and is based on information available to management as of the date hereof and is subject to completion by management of our financial statements as of and for the quarter and year ended December 31, 2019. There can be no assurance that our final results of operations for these periods or cash position as of December 31, 2019 will not differ from these estimates, including as a result of review adjustments and any such changes could be material. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary financial data and accordingly do not express an opinion or any other form of assurance with respect thereto. These results could change as a result of further review. Complete quarterly results and annual results will be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expected revenue for the quarter and year ended December 31, 2019, the growth in the Company’s reimbursement pipeline, expected cash position as of year-end 2019, the conversion of backlog into revenue and our expectations for revenue growth in 2020, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations;

•	our ability to effectively execute our business plan; and

•	our expectations as to our clinical research program and clinical results.

More information about these and other factors that potentially could affect our preliminary financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Adam S. Holdsworth

PCG Advisory, Inc.

646-862-4607

adamh@pcgadvisory.com

Public Relations:

Kate McCann

Matter Communications

myomo@matternow.com